                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by the Registrant                                         [ ]
Filed by a party other than the Registrant                      [X]

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [X]  Soliciting Material Pursuant to Section 240.14a-12

                         MORTON'S RESTAURANT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

          (1)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

          (1) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          (1)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

          (5)  Total fee paid:
--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:

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          (1)  Form, Schedule or Registration Statement No.:

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          (1)  Filing Party:

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          (1)  Date Filed:

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

              SCHEDULE 13D FILING MADE BY BFMA HOLDING CORPORATION

     On May 14, 2002, BFMA Holding Corporation ("BFMA") filed Amendment No. 10 to the statement on Schedule 13D with respect to its equity ownership in Morton's Restaurant Group, Inc. ("Morton's"). The text of Items 4 and 6 disclose the following information:

     "BFMA has nominated three individuals - Richard A. Bloom, Logan D. Delany, Jr. and Charles W. Miersch - for election to the Morton's Board of Directors at its 2002 Annual Meeting. As of the date hereof, Morton's has not scheduled a date for the 2002 Annual Meeting of Stockholders. The Reporting Persons are considering actions to compel the Morton's Board of Directors to hold an annual meeting for this year. If they are successful, BFMA intends to solicit proxies in favor of its nominees to Morton's Board of Directors.

     The Reporting Persons are also exploring various alternatives with respect to their shareholder position, including raising additional financing for a potential acquisition of the Issuer. However, no definite determination as to what course of action to take regarding the Issuer has been made at this time."

     In addition, the Schedule 13D attached a copy of a letter delivered to the Special Committee of Morton's Restaurant Group, Inc. on May 14, 2002. The text of the letter is set forth below (note that the Annex to the letter has been previously filed and is therefore not being filed herewith):

================================================================================
                            BFMA HOLDING CORPORATION
================================================================================

May 14, 2002

VIA FACSIMILE AND OVERNIGHT COURIER

Members of the Special Committee of
  Morton's Restaurant Group, Inc.
         Lee M. Cohn (Chairman)
         Alan A. Teran
         Robert L. Barney
c/o Morton's Restaurant Group, Inc.
3333 New Hyde Park Road
New Hyde Park, NY 11042

Gentlemen:

         I am writing to you to express my outrage at the manner in which the senior management, directors and the special committee of the Board of Directors of Morton's have conducted themselves over the last year. It is appalling that the end result of this conduct may be the sale of Morton's to an insider for a fraction of the amount offered by BFMA only a year ago. That the members of the special committee could first reward the mismanagement by Allen Bernstein, the CEO of the company, and Thomas Baldwin, the CFO of the company, and then allow (with their express approval) their crony John Castle, the lead outside director of the company, to steal the company away from the other shareholders, is beyond belief. The victims of this whole process have been the Morton's shareholders who have been ignored and deceived and may ultimately be robbed.

         The special committee could have given the shareholders an opportunity to sell their stock for $28.25 per share. From the very beginning, I stated that Mr. Castle should not be on the special committee, let alone its chairman. Nonetheless, the Board of Directors constituted a special committee consisting of John Castle and directors a majority of whom have been and continue to be paid by Mr. Castle and his affiliated entities. It is therefore not surprising that the special committee determined to sell the company to Mr. Castle. The special committee was never more than a smokescreen for the Board of Directors to insure that John Castle would ultimately own the company. I believe that the special committee rigged the process and breached its fiduciary duties to the Morton's shareholders.

         More than a year ago, I publicly predicted that Morton's would find a way to discredit and reject BFMA's offer and manipulate the process to the advantage of Messrs. Castle, Bernstein and Baldwin. Six months ago, I publicly predicted in a letter to Mr. Bernstein that John Castle intended to submit a "low-ball" bid to acquire Morton's and that, despite Mr. Castle's resignation from the special committee, his continued presence and the presence of his associates on the board of directors would allow him to manipulate the sale process to his advantage. It is with great disgust that I witness my predictions coming true. I believe that this has always been the plan of Mr. Castle and this management team: to take Morton's private for themselves, to the detriment of the shareholders.



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Members of the Special Committee of
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May 14, 2002
Page 2


         In this letter, I will summarize how John Castle schemed to take over Morton's, the BFMA offer was killed, the special committee was improperly formed and irreparably tainted with advisers who were not independent and the "auction" process was rigged. Through this sham, you are allowing Mr. Castle to steal Morton's away from the shareholders.

I.       THE SCHEME TO TAKE CONTROL OF MORTON'S

         A. 2001 Annual Meeting

         Approximately fifteen months ago, BFMA commenced a proxy contest to attempt to replace Messrs. Bernstein, Baldwin and Castle with three nominees who would have served as shareholder representatives to seek to commence a sale of the company to a third party. BFMA's rationale for the proxy contest was that management had clearly exhibited poor business and financial judgment; Messrs. Bernstein and Baldwin had unduly enriched themselves at shareholder expense; and management and the Board were unwilling to consider selling Morton's to a third party. These points were all covered in detail in BFMA's letters of May 2, 2001 and May 8, 2001, copies of which I have annexed to this letter.

         BFMA's arguments led Institutional Shareholder Services ("ISS"), the nation's leading independent provider of proxy voting and governance advice to major institutional investors, to recommend that the Morton's shareholders vote for BFMA's nominees. The ISS recommendation stated: "To ensure that the company will consider a sale in an expedient and fair manner to all shareholders, ISS believes that shareholders should support the [BFMA] slate of nominees." The ISS report further stated ISS's belief that "the [BFMA] dissidents have a single goal: to maximize shareholder value by exploring a sale of the company to BFMA or the highest bidder." ISS recommended that the company should seriously consider putting the company up for auction to the highest bidder.

         In order to save their Board seats, Messrs. Bernstein, Baldwin and Castle promised several large institutional investors that, in exchange for their agreement to reelect them to the Board, they would, among other things, consider adding a shareholder representative as a director and conduct an auction of the company, including giving full and fair consideration to BFMA's offer. It is apparent they never intended to fulfill their promises. Knowing that fact, they realized they had to enter into any transaction before the next annual meeting; otherwise, they would have found themselves in another proxy contest with BFMA with little prospect of winning. Given that, they then mapped out a scheme to steal the company before the 2002 annual meeting.

         B. Original Scheme

         I believe that the original scheme developed by Messrs. Bernstein, Baldwin and Castle had several components. In the recent past, the company had been buying back company stock (approximately 40% over a two-year period) on the open market, using Morton's cash flow. This had the dual effect of increasing Morton's reliance on its debt and virtually eliminating the liquidity in its stock, thereby depressing the stock price. In its report, the special committee's financial advisor, Greenhill & Co., cited this combination of high leverage and low liquidity as one reason that the public markets have undervalued Morton's shares. At the same time, the company had been issuing an excessive number of options to senior management, increasing the




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Members of the Special Committee of
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May 14, 2002
Page 3


percentage of the company in "friendly hands" while diluting the other shareholders. The net result is that management options constitute in excess of 20% of the outstanding common stock.

         Prior to contacting management of Morton's about possibly making an offer for the company, BFMA engaged in discussions with industry contacts, investment bankers and other shareholders of Morton's to determine whether it was worthwhile to make an offer to acquire Morton's. Through those discussions, we learned that Mr. Bernstein had been approached about various sale-type transactions in the past and that management and the Board (especially Messrs. Bernstein and Castle) were openly resistant to such offers.

         It was therefore not a surprise to us when, 10 days after BFMA publicly disclosed its ownership interest in Morton's, according to its own filings, the company took several steps to make Morton's look less appealing for an acquisition. First, the Board amended Morton's "poison pill" rights agreement. Next, the Board filled the company's sole vacant Board seat with a person with a long-term relationship with Mr. Bernstein. Then, the Board approved employment or change of control agreements with at least seven members of senior management, including Messrs. Bernstein and Baldwin. All of these agreements included increased compensation, perks and huge "golden parachute" severance arrangements. For instance, according to Mr. Bernstein's employment agreement, he is entitled to five years notice of termination and five years' salary and prorated bonus plus expenses and benefits following termination, including $17,200 per month in the form of an "expense account parachute." This is egregious beyond belief! In the aggregate, based on publicly available information, we estimated that the seven employment agreements could add approximately $8 million to the cost of buying the company, or almost $2.00 per share of value that could otherwise have been paid to the shareholders for their shares.

         These changes were all made to deter an offer from BFMA or another third party. In this manner, Messrs. Bernstein, Baldwin and Castle could keep Morton's from being sold until such time as they could take Morton's private for themselves.

         C. BFMA's Offer

         Notwithstanding these actions taken by the Board and senior management, in May 2001, prior to the 2001 annual meeting, BFMA made an offer to acquire the company for $28.25 per share in cash. It was BFMA's stated goal at the time that Morton's be sold to the highest bidder, whether BFMA or someone else.

         In its recommendation of the BFMA slate of director nominees, and in light of BFMA's offer, ISS recommended that the Board of Directors seriously consider putting the company up for auction to the highest bidder. The ISS report stated, "The critical issue to consider is whether or not management will seriously consider [BFMA's] offer or any other offer for the company in a manner befitting the best interests of shareholders. Under BFMA's bid, shareholders would receive at least $28.25 per share, which represents an adequate premium over the company's stock price if the company initiated a process to sell the company. It is indisputable that the board cannot ignore the strategic alternative of selling the company as a means to maximize shareholder value." The ISS report continued, "Given the company's lack of liquidity in its shares, the unimpressive stock performance based on three-year total shareholder returns and the



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Members of the Special Committee of
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May 14, 2002
Page 4



increased competition in the restaurant industry, ISS believes that a potential sale of the company should seriously be considered by the board."

         However, it appears that BFMA's offer led to a revision of the scheme, as Messrs. Bernstein, Baldwin and Castle could no longer effect a "creeping going private" transaction. Instead, they would go through the motions of a genuine auction, but rig the process so that John Castle would in the end be the only bidder for Morton's. However, they first needed to kill the BFMA offer.

         D. Killing BFMA's Offer

         Messrs. Bernstein, Baldwin and Castle recognized that BFMA's offer, if successful, would have ended their tenure at the company so they devised a scheme to kill it. In order to retain control over the process, they then misled the institutional shareholders, causing the shareholders to reelect them to the Morton's board.

         Their revised scheme called for John Castle to assume the role as the Chairman of the special committee which would review the deal. This was letting the fox guard the henhouse. I insisted from the beginning that Mr. Castle had a substantial conflict of interest and should not even be on the special committee, let alone chair it. This plea fell on deaf ears. Once in control of the special committee, Mr. Castle then caused the special committee to hire Greenhill & Co. LLC ("Greenhill") even though Greenhill was currently working for Morton's defending against the BFMA offer (I'll discuss that in detail later). Next, he hired his law firm, Schulte Roth & Zabel ("SRZ"), to serve as counsel to the special committee even though SRZ was the legal counsel to Mr. Castle's private equity fund and also the primary legal counsel to Morton's (I'll discuss that later, too). Then, he caused the process to stall for weeks before permitting Greenhill and SRZ to meet with BFMA.

         At the beginning of BFMA's first meeting with Greenhill and SRZ, Greenhill and SRZ communicated that they were not authorized by Mr. Castle, as Chairman of the special committee, to provide a timetable, a confidentiality agreement or any of the preliminary information BFMA had requested. It quickly became clear to me that their purpose for meeting was solely to interrogate BFMA regarding its offer and financing. BFMA addressed all of Greenhill's and SRZ's questions about its financing, the commitment from Icahn Associates and its commitment to the transaction. Greenhill informed BFMA and its representatives on more than one occasion that it believed that BFMA was serious in its intentions to purchase the company and did not express any further concerns about BFMA's financing or capability to complete the transaction. However, this was not what Mr. Castle wanted.

         At the initial meeting I expressed my concern that this was a process designed by John Castle to stall until BFMA's financing commitment expired, at which time the special committee would deem BFMA's offer to be "not serious." Further, I correctly predicted that Mr. Castle, as Chairman of the special committee, would manipulate the process to reach that result.

         Notwithstanding Greenhill's communicated comfort level, Mr. Castle insisted on asking for additional evidence of our potential financing sources prior to providing any information to BFMA. This was not a customary procedure, as Mr. Castle, a veteran of many transactions in his



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Members of the Special Committee of
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May 14, 2002
Page 5



capacity as the head of Castle Harlan, Inc., certainly knew. Later, we would find out why Mr. Castle was so interested in our potential financing sources.

         The special committee then challenged our committed bridge financing for the transaction, even though BFMA had already invested more than $8 million in Morton's stock and expended more than $2 million on commitment fees, legal fees and related expenses in connection with the process. At the direction of Mr. Castle, Greenhill waited another month following the initial meeting to review BFMA's and Icahn Associates' financing capabilities, personal bank and brokerage account statements of all of the principals and commitment letters, all of which evidenced more than enough capital to fund the transaction. Then, the special committee had the unmitigated gall to assert publicly that neither BFMA nor Icahn Associates had the financial wherewithal necessary to complete this transaction and that BFMA was not a serious acquiror.

         I still do not understand how the special committee concluded that Castle Harlan Partners III was deemed sufficient but that Carl Icahn's company, which had greater resources than Castle Harlan, was not. Moreover, Greenhill stated in its report to the special committee a concern about BFMA's ability to refinance its debt 12 months after Morton's had been acquired and taken private by BFMA. This is simply not a relevant factor under Delaware law for a special committee to consider when evaluating whether the BFMA offer was in the best interests of the Morton's shareholders. It sounds like just another excuse to kill the BFMA offer in favor of a deal with anyone other than BFMA. The special committee, in its recommendation of the Castle Harlan deal, stated that a positive factor in its consideration was the shareholders' ability to get cash in the deal. The shareholders would have received far more cash had the special committee cooperated with BFMA.

         The same stall tactics were used with respect to the confidentiality agreement. It took more than two months for SRZ to provide BFMA with the first draft of a confidentiality agreement. The draft demanded highly unusual terms and conditions in these circumstances. In particular, among other requirements, SRZ (i) demanded a three-year standstill provision which would have prevented BFMA from taking any action with respect to the company including limiting BFMA's rights to wage a proxy fight at the company's shareholder meetings for the next three years (which, given BFMA's 14% ownership and past history fighting to protect the interests of Morton's shareholders, would not have been in the interest of shareholders; other potential buyers, such as private equity firms and strategic buyers might not care about this provision because they do not own any shares or they are prohibited from acting against management for a variety of reasons), (ii) insisted on prior approval for BFMA to contact any alternative sources of funds (those sources could have lowered BFMA's cost of capital which would have allowed BFMA to pay more for the Morton's shares) and
(iii) specifically stated that Morton's reserved the right, in its sole discretion, not to provide BFMA with any information Morton's might decide to withhold (which would have allowed Morton's to severely limit BFMA's due diligence and to continue to hide material information). These demands were accompanied by the special committee's refusal to provide any due diligence with respect to Morton's general and administrative expense costs, which were critical to any analysis of potential cost savings. Despite numerous attempts by BFMA to move the process forward, the special committee, through SRZ and its successor, never budged from their position. The fact that the company states that Mr. Castle agreed to sign a customary confidentiality agreement is a



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Members of the Special Committee of
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May 14, 2002
Page 6



joke. John Castle had at all times unlimited and unrestricted access to all of Morton's information. The execution of the confidentiality agreement was mere window dressing.

         It is clear to me that the entire charade of negotiating a confidentiality agreement was simply a stall tactic devised by John Castle, as Chairman of the special committee, to force BFMA's financing commitment from Icahn Associates to expire, leaving the special committee in a position to claim that our offer was "not serious." It is stunning that the special committee would claim that it gave BFMA's offer "full and fair consideration." I believe that Mr. Castle's ultimate intention was to have BFMA drop its offer to purchase the company or to sell its interest to a "friend of Castle." In that regard, I was personally approached by an associate of Mr. Castle, who inquired about the possibility of acquiring BFMA's shares. When I informed him that BFMA's shares were not for sale, he made what I interpreted to be nothing less than a threat.

         At the time Mr. Castle killed the BFMA offer, I stated my belief that he was not acting in the interest of all of the Morton's shareholders. I also stated that he would rig the sale process to ensure that in the end he would be the only bidder.

II.      THE RIGGED SALE PROCESS

         I believe that the special committee, through John Castle and its advisors, rigged the process to Mr. Castle's advantage by

         o delaying the process, thereby insuring that BFMA's financing would terminate

         o dissuading parties that had expressed interest from entering the process

         o refusing to return phone calls and other inquiries from interested parties in a timely manner

         o actively threatening financing sources who might otherwise participate in the process with other interested parties

         o  requiring unreasonable terms as a condition to entering the process

         o denying material information to parties in the process who had met all of the required terms and conditions (even though Mr. Castle was in possession of such information long before Castle Harlan entered the process)

         o accelerating the process after the September 11th tragedy to deter any third-party potential bidder not intimately familiar with the company

Finally, in order to make sure that no one other than Mr. Castle would ultimately bid, Morton's senior management created and disclosed deliberately negative information about Morton's to depress the stock price artificially and to deter financing sources for other interested parties.

         Even apart from the above-discussed treatment of BFMA by the special committee, which I believe was an obvious violation of the special committee's fiduciary duties to the Morton's shareholders, the special committee and its advisers had a number of conflicts of



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Members of the Special Committee of
 Morton's Restaurant Group, Inc.
May 14, 2002
Page 7



interest which I believe irrevocably tainted the special committee and fatally flawed the process as it relates to the Castle Harlan offer.

         A.  John Castle's Conduct

         Mr. Castle's actions make it clear that he wanted to remove all obstacles to his acquisition of Morton's, even while he was serving as Chairman of the special committee. Although BFMA had a commitment letter from Icahn Associates, BFMA entered into discussions with a number of other financial institutions with respect to financing the acquisition. Several of those institutions reported that Mr. Castle discouraged them from discussing any participation in a potential acquisition by BFMA. Some of these institutions even reported implicit threats by Mr. Castle to withhold future business in the event that they discussed the transaction with BFMA. This was a blatant breach of Mr. Castle's duty to Morton's shareholders. Then, once Mr. Castle successfully stalled BFMA until its financing commitment had expired, he apparently felt that his job as Chairman of the special committee was done.

         Approximately two weeks after the expiration of BFMA's financing commitment, Mr. Castle resigned as Chairman of the special committee, having previously determined to make an offer for the company. It obviously did not register with Mr. Castle that having been privy to all information gathered by the special committee and its counsel and financial advisor over the previous three months might pose a conflict. According to Greenhill's report and the proxy statement, Greenhill had discussions with at least seven potential interested parties prior to Mr. Castle's resignation from the special committee, some of whom had given the special committee detailed information regarding their interest in a transaction.

         Mr. Castle's ethical lapses are even more magnified when you review the purported timeline set forth in the Morton's proxy statement. It strains credibility to believe that Mr. Castle did not consider acquiring the company while he was Chairman of the special committee. First, he had owned the company previously. Second, he is in the business of buying and selling restaurant companies. Third, he told at least one interested party that BFMA's offer was too high for him to get involved in the auction process. These facts, when taken together, directly contradict Mr. Castle's assertion that he determined for the first time on August 15, 2001 that he might want to acquire the company.

         B.  Conflicts of the Advisors to the Special Committee

         I believe that the interrelationships among Morton's, the special committee, John Castle, SRZ and Greenhill were replete with conflicts of interest and cause concerns over the legitimacy and independence of the special committee.

         It appears that Morton's did not abide by any traditional conflict of interest analyses in selecting the advisors of the special committee. The Morton's proxy statement describes that Messrs. Bernstein and Baldwin, along with SRZ, hired Greenhill to represent Morton's in March 2001. This was two months prior to the formation of the special committee. According to Greenhill's own website, Greenhill "advised Morton's in the successful defense of a hostile acquisition offer from BFMA." Given Greenhill's own description of its role in the process, it is inconceivable that the special committee could have subsequently hired Greenhill to be its independent financial advisor. Further, according to the Morton's proxy statement, SRZ was the



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Members of the Special Committee of
 Morton's Restaurant Group, Inc.
May 14, 2002
Page 8



primary legal counsel to the company and was also long-time counsel to Mr. Castle and Castle Harlan. In fact, the 2001 SRZ newsletter trumpets the firm's relationship with Castle Harlan. When a special committee seeks outside financial advisors and legal counsel, it customarily seeks firms with no prior relationship with the company in order to ensure the independence of the special committee. The facts speak for themselves; Mr. Castle, Greenhill and SRZ are not independent.

         While it appears that SRZ resigned as counsel to the special committee at the time John Castle resigned from the special committee, the damage was already done. Furthermore, Greenhill continued to represent the special committee throughout the process even though it was originally hired by Messrs. Bernstein and Baldwin to advise Morton's on the defense of the BFMA's "hostile acquisition offer" and SRZ continued to represent the company. The bottom line is that the special committee and the process were irreparably tainted by the appearance of SRZ and Greenhill in the process.

C.       Conflicts of the Special Committee and the Board of Directors

         Next, there are the ties among the members of the special committee, the Board of Directors and Mr. Castle. Morton's own proxy statement discloses that a number of Morton's directors, including two of the members of the special committee, serve on boards of, and are compensated by, one or more companies controlled by Mr. Castle or his affiliates and have made investments in these Castle-controlled companies, as shown in the following information taken directly from the Morton's proxy statement:


                                    Annual Fees Paid by                "Sweetheart" Investments
                                    Castle Affiliates to               Made by Below Individuals in
                                      Below Individuals                   Castle-Related Deals
Allen J. Bernstein                    $220,000                                $337,263
Thomas J. Baldwin                       50,000                                  33,711
Lee M. Cohn (1)                         30,000                                       0
John J. Connolly                        32,000                                       0
Alan A. Teran (1)                       10,000                                       0

(1)  Member of special committee that accepted the Castle Harlan offer.

         According to the Morton's proxy statement, Morton's has previously invested an aggregate of $80,714 in private companies controlled by Mr. Castle and his affiliates. In addition, Dr. Connolly and Mr. Castle are principals in several medical publishing ventures together.

         There is also a further question of the independence of Robert Barney. I understand that Mr. Barney was recently brought back to the Board, at the urging of Mr. Bernstein, to fill the open Board seat after BFMA publicly announced its ownership position. Mr. Barney has a 20+ year relationship with Mr. Bernstein. As I will discuss later, Mr. Bernstein's independence in this matter must be seriously questioned.




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Members of the Special Committee of
 Morton's Restaurant Group, Inc.
May 14, 2002
Page 9


         The special committee was irreparably tainted by the interrelationships among Mr. Bernstein, Mr. Castle and the other members of the special committee and Board of Directors.

         D.       Conduct of the Special Committee

         According to the preliminary proxy statement, John Castle resigned from the special committee on August 15, 2001, approximately two weeks after the expiration of BFMA's financing commitment. Even after Mr. Castle resigned, the special committee continued to manipulate the process in numerous ways to benefit Mr. Castle.

         It apparently did not register with the special committee or the company that Mr. Castle's resignation as Chairman of the special committee was a material event requiring public disclosure. Morton's never disclosed this fact even though both Greenhill and the new counsel to the special committee assured BFMA that the information had been disclosed. In fact, I disclosed it when I was finally told about it three months after the fact. Mr. Castle's presence on the special committee served to deter expressions of interest in a transaction. Had they disclosed Mr. Castle's resignation when he actually resigned three months earlier, giving a clear signal that the company would actually be sold, I believe that potential buyers would have been willing to expend more time and effort to explore a transaction.

         Moreover, it took approximately six weeks after Mr. Castle's resignation for the Board of Directors to reconstitute the special committee. Ironically, this action took place a mere 14 days after the September 11th tragedy. It appears clear to me that the special committee took advantage of the tragedy to manipulate the process in favor of Mr. Castle. While other interested parties were focusing on recovering from those terrible events, the special committee accelerated the process, demanding indications of interest at a time when there was greater uncertainty about Morton's for those not intimately familiar with the company. This had the effect of reducing the number of potential buyers and discouraging otherwise interested buyers. This was good for John Castle and Castle Harlan and bad for the Morton's shareholders.

         In addition, it appears that the potential buyers who did express interest had problems with the special committee. The special committee failed to provide necessary information to interested parties to evaluate the opportunity. In fact, no other interested buyers received the same access to information that Mr. Castle had. Many of the interested buyers were denied due diligence they requested. For example, at least one of the interested buyers was denied general and administrative expense details. This information is imperative to evaluate the potential savings, which materially affects how much a buyer would be willing to offer for the shares. That put all other interested buyers at a distinct disadvantage to Mr. Castle. This all seems contrary to the fiduciary duty of the special committee to seek the maximum price for the company.

         Moreover, the senior management of the company, especially Mr. Bernstein, failed to communicate with potential buyers and did not respond to their telephone inquiries and requests for meetings. That put all other interested buyers at a distinct disadvantage to Mr. Castle who, based on his special relationship with Mr. Bernstein, had unlimited access.

         Finally, once Mr. Castle was the only remaining bidder, it does not appear that the special committee negotiated very diligently to increase the purchase price for the shareholders. According to the proxy statement, the special committee was able to negotiate only a $0.60 per




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Members of the Special Committee of
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May 14, 2002
Page 10



share, or 5%, increase in the offer price, from $12.00 to $12.60. This represents only a 2% increase in the total enterprise value of the deal.

         In conclusion, the special committee was tainted from its inception, did not act in a manner consistent with its fiduciary duty to seek the maximum price for the company and allowed a director of the company to steal Morton's away from the shareholders. The special committee members should be ashamed of their actions and should be held personally liable for their breaches.

III.     BERNSTEIN AND BALDWIN ARE BEHOLDEN TO CASTLE

         A.  Financial Support by John Castle

         Messrs. Bernstein and Baldwin are beholden to John Castle and acted to support Mr. Castle and stonewalled all other potential buyers, including BFMA. Mr. Castle has been a long-time supporter of Messrs. Bernstein and Baldwin - financially, job security-wise and otherwise.

         As disclosed in Morton's own proxy statement, Messrs. Bernstein and Baldwin serve on the board of several companies owned by Mr. Castle and his affiliates and have had the opportunity to invest in sweetheart deals in Castle-controlled companies. Mr. Bernstein receives $220,000 each year in compensation from these companies and has invested more than $330,000. Mr. Baldwin receives $50,000 each year in compensation from these companies and has invested more than $33,000. Morton's prior proxy statements indicated that Messrs. Bernstein and Baldwin took an undisclosed amount of consulting fee income and equity securities from Wilshire Restaurant Group, another Castle Harlan restaurant company.

         Given these financial ties, and their long-term relationship (we understand that Messrs. Bernstein and Castle have been together for more than 15 years), it is unrealistic to believe, as was stated in the Morton's proxy statement, that there were no discussions among Messrs. Castle, Bernstein and Baldwin to continue as management of the company post-closing or to discuss their participation in the scheme. Given the poor financial performance of Morton's in recent years, I would expect Messrs. Bernstein and Baldwin to do almost anything to keep their jobs. Mr. Bernstein's poor health and track record would make it difficult to obtain a comparable job. If his friendship, cash payments and sweetheart investment opportunities weren't enough, as a further incentive, Mr. Castle promised Messrs. Bernstein and Baldwin a substantial equity interest in the new private company. It is ludicrous to imply that Messrs. Bernstein and Baldwin were not full partipicants in the scheme from the very beginning, assisting the special committee to rig the process.

         B.  Actions by Senior Management to Assist Castle

         I am suspicious of the reason for the overly negative information issued to the public during the precise time that the special committee was purportedly auctioning the company to the highest bidder. After September 11th, the company issued two extremely negative press releases in relatively short order, which pummeled the stock. The warnings appear to be deliberately more pessimistic than they should have been, especially in relation to the less pessimistic warnings by Morton's competitors and in light of the ultimate reported results. Although this may normally seem prudent in the context of managing earnings expectations, in light of their




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Members of the Special Committee of
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May 14, 2002
Page 11



knowledge of the process and the fact that the special committee was accelerating the bidding process, it now appears that the warnings were designed to ensure that no one other than Mr. Castle would ultimately bid or be able to finance a bid for the company. These actions appear self-interested as senior management knew that they would participate in a Castle-led transaction.

         In addition, it appears that senior management intentionally (or grossly negligently) managed the company poorly to depress the performance. For instance, Morton's opened a restaurant in Sydney, Australia and closed it within six months. Senior management stated in a January 2002 press release that "recently-imposed restrictions on importing certain cuts of USDA prime beef from the United States, an essential ingredient of the Morton's dining experience, contributed to the decision to close the restaurant," a decision which cost Morton's almost $2 million for write-offs and sunk pre-opening costs. I have attempted, without success, to confirm that such regulations were actually imposed by Australian authorities. This appears at best to be one of the many terrible business and financial decisions made by senior management over the past ten years or at worst a lie. I have detailed many of these in my letters of May 2, 2001 and May 8, 2001.

         In a letter dated July 19, 2001, I wrote to Mr. Bernstein the following:

         "The recent announcements by management regarding Morton's financial performance are further evidence supporting our concerns that this senior management team is incapable of managing Morton's through these turbulent times.
.... Either you cannot manage a restaurant company (given your track record I might be inclined to believe this) or you are attempting to make the company look less attractive to a potential suitor."

         "We also believe that you are manipulating the company's balance sheet to further your sale avoidance efforts. Since the end of last year, there has been an unusual reduction in the company's payables and accrued expenses to below customary levels. We believe that you are keeping your debt levels higher to make a purchase of the company appear more expensive. All of this leads us to further question the integrity of your financial reporting. In the past, you have shown the proclivity to manipulate your earnings by delaying certain expenses (ala the endless Mick's, Peasant's and Bertolini's write-offs). Your refusal to permit us to perform any due diligence further fuels our concerns that you are playing games with your numbers."

         I believe that Messrs. Bernstein and Baldwin have been "hiding" cash on the company's balance sheet to help them and their friend Mr. Castle buy the company with less of their own cash. Companies that have expressed concern about their own weak financial performance and leverage would typically use cash they generate to pay down their outstanding bank debt. Morton's has not. Instead, Morton's is artificially keeping the levels of bank debt higher and is using the excess cash generated by its business to pay down payables and accrued expenses to historically low levels (increasing their working capital). Since the beginning of Morton's last fiscal year, the company's debt levels have increased by approximately $11 million and the company has increased its working capital position by almost $8 million. This implies that they have unnecessarily paid down their suppliers and other accrued expenses instead of paying down their debt. Much of this has been done since Mr. Castle resigned from the special committee to pursue buying the company.





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Members of the Special Committee of
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May 14, 2002
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         All of this is important because potential buyers most often look at the total purchase cost of a company and not just the purchase price of the shares. If the debt level is higher, it appears to be more expensive to acquire. Generally speaking, neither potential buyers nor their lenders give much emphasis to "normalizing" working capital items when evaluating a deal. Although we can clearly see the overall effect of the company's balance sheet manipulations on its cash, without proper due diligence it is difficult to know what the normalized debt levels should be.

         Messrs. Bernstein and Baldwin are manipulating their financial reports to make it look more expensive to other potential buyers. They know that their purchase of the company with Mr. Castle will be less expensive because they will be able to pull this cash back out of the balance sheet and pay down the company's debt. Very recently, Morton's did reverse this trend, now that the rigged process resulted in a deal benefiting Messrs. Bernstein, Baldwin and Castle. In addition, there will be a substantial amount of cash generated from the business between March (the company's last reported quarter) and the expected closing of the Castle deal. Based on management's own forecasts, this would likely be more than $6 million. If we add this to expected insurance proceeds of almost $2 million and the $8 million "hidden" on the company's balance sheet, the likely additional cash available at closing will be approximately $16 million. This is $16 million less than Castle Harlan will have to come up with at closing and represents almost $4 per share that really belongs to the shareholders. This isn't just underpaying.

         Consistent with my prior predictions, I believe that Messrs. Bernstein, Baldwin and Castle are acting in their own interests and not on behalf of Morton's public stockholders and that they are attempting, through fraud and deception, and with the complicity of the special committee, to steal value from the public stockholders.

IV.      STEALING THE COMPANY AWAY FROM THE SHAREHOLDERS

         It wasn't that long ago that this Board of Directors, including John Castle (a member of the Morton's compensation committee), granted in excess of 20% of the Morton's common stock to senior management in the form of options and approved seven employment agreements providing for approximately $8 million in "change of control" payments.

         I believe that John Castle and senior management, with the help of the special committee, schemed to acquire the company at an artificially low price, using the worst financial performance in the company's recent past and the tragedy of September 11th as cover. Even Greenhill's own report indicates that the sale price of $12.60 is at the low end of the valuation range. This is after the company had purchased shares at prices well above the current offer price based on senior management's stated belief that the company's shares were undervalued. Does that mean that the company overpaid then or is the special committee "under-accepting" value now? It is clear to me that the entire process has been rigged and that the special committee has failed to fulfill its fiduciary duties to the shareholders.

         Where do we go from here? It appears likely that the special committee has already rigged the process and will not consider any other acquisition proposal, arguing that such a proposal fails to satisfy the superior proposal standard set forth in the Castle acquisition agreement. It is only fair that the shareholders be given a true choice as to the direction of the company. Therefore, I request that the special committee cause the Board of Directors to hold the 2002 annual meeting at same time as the upcoming special meeting so that the shareholders may




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          50 East Sample Road, Suite 400, Pompano Beach, Florida 33064

Members of the Special Committee of
 Morton's Restaurant Group, Inc.
May 14, 2002
Page



vote for the Castle transaction or for a new slate of directors composed of true shareholder representatives. In that way, we can begin to take the necessary steps to ensure a truly fair evaluation of all of the company's strategic alternatives.

         I appreciate your consideration in this matter.


Sincerely,

/s/Barry W. Florescue

Barry W. Florescue
Chairman and CEO



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          50 East Sample Road, Suite 400, Pompano Beach, Florida 33064

                       INFORMATION CONCERNING PARTICIPANTS

BFMA and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the election of Richard A Bloom, Charles W. Miersch and Logan D. Delany, Jr. as Directors of Morton's.

NAME                             RELATIONSHIP TO BFMA
----                             --------------------
Barry W. Florescue               President, Chief Executive Officer and a
                                 director of BFMA

Philip A. Shager                 Senior Vice President, Chief Financial Officer
                                 and Treasurer of BFMA

Richard A. Bloom                 Director of BFMA and nominee for director of
                                 Morton's

Logan D. Delany, Jr.             Director of BFMA and nominee for director of
                                 Morton's

Charles W. Miersch               Director of BFMA and nominee for director of
                                 Morton's

Ned L. Siegel                    Director of BFMA

Charles I. Weissman              Assistant Secretary and a director of BFMA



As of May 14, 2002, BFMA beneficially owns 488,500 shares of common stock of Morton's ("Common Stock"), which represents approximately 11.7% of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission). In addition, as of May 14, 2002, Barry Florescue ("Florescue") beneficially owns 517,600 shares of Common Stock, which represents approximately 12.4% percent of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission), which includes 488,500 shares of Common Stock for which BFMA has sole voting power and sole dispositive power and an additional 29,100 shares of Common Stock which Florescue Family Corporation ("FFC") has sole voting power and sole dispositive power. As of May 14, 2002, Florescue and Ned Siegel are deemed to be the joint beneficial owners of 56,300 shares of Common Stock, which represents approximately 1.3% percent of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission).

As of May 14, 2002, Richard Bloom beneficially owns 10,000 shares of
Common Stock, which represents less than one percent of issued and outstanding Common Stock of Morton's (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission).

     As of May 14, 2002, Charles Miersch beneficially owns 1,000 shares of Common Stock, which represents less than one percent of issued and outstanding Common Stock of the Morton's (based on the number of securities contained in the Morton's most recently available filing with the Securities and Exchange Commission).

     No other person listed above (or their associates, other than BFMA) currently directly or indirectly own any securities of Morton's, either beneficially or of record, except indirectly through their ownership of securities of BFMA. Collectively, the directors and executive officers of BFMA beneficially own approximately 83% of the outstanding shares of BFMA common stock.

                              SECURITIES LAW LEGEND

     BFMA IS NOT SOLICITING PROXIES AT THIS TIME. BFMA CURRENTLY INTENDS TO SOLICIT PROXIES AGAINST THE CASTLE HARLAN OFFER TO ACQUIRE MORTON'S. MORTON'S PUBLIC STATEMENTS SUGGEST THAT MORTON'S WILL ONLY HOLD A MEETING TO ELECT DIRECTORS IN THE EVENT THAT THE STOCKHOLDERS REJECT THE CASTLE HARLAN OFFER. IN THE EVENT THAT MORTON'S CHOOSES OR IS REQUIRED TO HOLD A MEETING TO ELECT DIRECTORS, BFMA ALSO CURRENTLY INTENDS TO SOLICIT PROXIES TO ELECT ITS SLATE OF DIRECTORS. BFMA IS CURRENTLY PREPARING A PROXY STATEMENT RELATING TO THE CASTLE HARLAN OFFER AND THE ELECTION OF DIRECTORS. BFMA WILL CAUSE THE PROXY STATEMENT AND THE RELATED FORM OF PROXY TO BE MAILED TO YOU, WHEN COMPLETED. YOU SHOULD READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING RICHARD A. BLOOM, CHARLES W. MIERSCH AND LOGAN D. DELANY, JR. A COPY OF THE PROXY STATEMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC WILL BE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC ( OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, SUITE 400, POMPANO BEACH, FL 33064, ATTENTION: SECRETARY.